    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2004
                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                        SOURCE INTERLINK COMPANIES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              Missouri                                           43-1710906
------------------------------------------------------------------------------------------
   (State or other Jurisdiction of                    (IRS Employer Identification No.)
   Incorporation or Organization)

                                                           Douglas J. Bates, Esq.
                                                               General Counsel
                                                      Source Interlink Companies, Inc.
27500 Riverview Center Blvd., Suite 400            27500 Riverview Center Blvd., Suite 400
    Bonita Springs, Florida 34134                       Bonita Springs, Florida 34134
           (239) 949-4450                                      (239) 949-4450
------------------------------------------------------------------------------------------
 (Address, Including Zip Code, and                 (Name, Address, Including Zip Code, and
Telephone Number, Including Area Code,              Telephone Number, Including Area Code
of Registrant's Principal Executive Offices)          of Agent for Service of Process)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE


                                                     PROPOSED
                                                      MAXIMUM             PROPOSED
                                                     AGGREGATE            MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE      OFFERING PRICE        AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED (1)      PER SHARE (2)         (1)(2)         REGISTRATION FEE
---------------------------     --------------    ---------------     --------------     ----------------
Common Stock,                   400,000 shares          $8.94             $3,576,000             $454
$0.01 par value per share

(1) Consists of shares which may be sold by the selling shareholders named in this prospectus upon exercise of certain warrants issued in connection with the extension of a credit facility in October 2003. This registration statement also includes and indeterminate number of additional shares that may be issued upon exercise of the warrants in the case of certain dilutive and organic events.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the registrant's common stock on The Nasdaq National Market on August 25, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

Prospectus

                                 400,000 SHARES
                        SOURCE INTERLINK COMPANIES, INC.
                                  COMMON STOCK


The selling shareholders identified in this prospectus are offering 400,000 shares of our common stock that may be issued by us upon exercise of certain warrants issued in connection with the extension of a credit facility in October 2003. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

We expect that sales made pursuant to this prospectus will be made:

         -        in broker's transactions;

         -        in block trades on the Nasdaq National Market;

         -        in transactions directly with market makers; or

         -        in privately negotiated sales or otherwise.

We will pay the expenses incurred to register the shares for resale, but the selling shareholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.

The selling shareholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of sale. Securities laws and SEC regulations may require the selling shareholders to deliver this prospectus to purchasers when they resell their shares of common stock.

Our common stock is listed on the Nasdaq National Market under the symbol "SORC." On August 25, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $8.94 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY READ THE DISCUSSION OF MATERIAL RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK CONTAINED IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 ----------------------------------------------

                 The date of this prospectus is August 30, 2004

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC, with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. While we believe that summaries of documents referred to in this prospectus are materially complete, you should refer to the exhibits attached to or incorporated by reference in the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of The Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at The Nasdaq National Market, call (212) 656-5060.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus certain of our publicly filed documents, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of the prospectus but prior to the termination of the offering of the securities covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

         - our Annual Report on Form 10-K for the year ended January 31, 2004 (file no. 001-13437);

         - our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004 (file no. 001-13437); and

         - the description of our common stock set forth in our registration statement on Form 8-A, as filed with the SEC on October 1, 1997 (file no. 001-13437).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Source Interlink Companies, Inc., Attn: Marc Fierman, Chief Financial Officer, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, (239) 949-4450.

                       IMPORTANT NOTICE ABOUT INFORMATION
                          CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the selling shareholders are not, making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, including risk factors described under the caption "Risk Factors" below, contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions often characterize forward-looking statements. These statements may include, but are not limited to, projections of collections, revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to these matters. These statements are only predictions and you should not unduly rely on them. Our actual results will differ, perhaps materially, from those anticipated in these forward-looking statements made or incorporated by reference in this prospectus as a result of a number of factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus:

         -        market acceptance of and continuing demand for our services;

         -        the impact of competitive services;

         -        the pricing and reimbursement policies of magazine publishers;

         - our ability to obtain additional financing to support our operations;

         -        changing market conditions and other risks detailed below;

         -        demand for magazines at the retailers we service; and

         - our ability to access retailers' point-of-sales information needed to efficiently allocate distribution.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed below, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

You should read and interpret any forward-looking statements together with the following documents:

         -        our most recent Annual Report on Form 10-K;

         -        our recent Quarterly Reports on Form 10-Q;

         - the risk factors contained in this prospectus under the caption "Risk Factors"; and

         -        our other filings with the SEC.

Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

                               PROSPECTUS SUMMARY

The information contained in the following summary is described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before deciding to purchase shares of our common stock. Therefore, you should read the more detailed information set forth in this prospectus, including "Risk Factors" and the financial statements and related notes as well as the information incorporated by reference, in this prospectus before making an investment decision. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the headings "Risk Factors" and "Special Note on Forward-Looking Statements" and elsewhere in this prospectus. As used in this prospectus, references to "we," "our," "us" and "our company" refer to Source Interlink Companies, Inc. and its subsidiaries, unless the context requires otherwise; and references to a particular fiscal year refer to our fiscal year ending January 31 of that particular year.

                        SOURCE INTERLINK COMPANIES, INC.

OUR COMPANY

We provide fulfillment and marketing services to more than 2,500 retail companies, who operate collectively approximately 80,000 stores, most major magazine publishers and consumer product manufacturers of confections and general merchandise. We are the largest direct-to-retail magazine distributor in the United States to more than 1,700 bookstore chains, music stores and other specialty retailers, such as Barnes & Noble, Inc., Borders Group, Inc., Musicland Stores Corporation and Virgin Records. We refer to these types of customers as the "specialty retail market." Additionally, our company is a leading provider in the United States of design, manufacture and management services to the front-end of supermarkets, discount stores, drug stores, convenience stores, terminals and newsstands, such as Food Lion, Kroger Company, Target Corporation, Walgreens and Winn-Dixie Stores, Inc. We refer to these types of customers as the "mainstream retail market."

Our business model is designed to provide a complete array of products and value-added services to retailers in both the specialty and mainstream retail markets. These services include product fulfillment for retailers, publisher rebate and other incentive payment collection, fixture design and manufacturing, information technology and other management services. Our extensive relationships with retailers, as well as publishers and other vendors, throughout the United States and Canada, have enabled us to build a reputation for reliable and timely service and an efficient fulfillment infrastructure to service these markets. We believe that by acting as an outsourced coordinator of all these services we are well positioned to continue adding customers, both in the United States and internationally, and to continue providing additional products and services to our extensive customer base. To further this goal, we have established an office in London, U.K. to serve as our base for expansion into the European market.

THE WARRANTS

In conjunction with the establishment of a senior secured credit facility in October 2003, we entered into a junior secured financing arrangement with Hilco Capital, LP, as agent, for each of the lenders that became a participant in such arrangements, under which the lenders made a $15 million term loan. We issued as additional consideration to the lenders warrants to purchase an aggregate of 400,000 shares our common stock for a purchase price of $8.04 per share at any time after issuance and before October 30, 2008. The number of shares issuable upon exercise of the warrants and the applicable purchase price are subject to adjustment upon the occurrence of certain dilutive and organic events. We agreed as part of the transaction to file a registration statement with the SEC on Form S-3 relating to the resale by the warrantholders of the common stock of the Company issuable upon exercise of the Warrants. In March 2004, we completed an underwritten public offering of 3.8 million shares of our common stock and used a portion of the proceeds to retire all but a nominal amount of this term loan.

                                  THE OFFERING

Shares being offered by                  400,000 shares
selling shareholders

Shares outstanding                       22,384,323 shares

Use of proceeds                          We will not receive any of the
                                         proceeds from the sale of shares by the
                                         selling shareholders.

Nasdaq symbol                            SORC

The number of shares of our common stock referred to above as outstanding is based on the number of shares that were outstanding on August 17, 2004, but excludes:

         - 658,644 shares of common stock issuable upon exercise of outstanding warrants, including the warrants held by the selling shareholders, at a weighted average exercise price of $7.96;

         - 3,851,838 shares of common stock issuable upon exercise of outstanding options issued by us under our stock based employee compensation plans at a weighted average exercise price of $6.12, and

         - 371,423 additional shares of common stock reserved for future issuance under our stock-based compensation plans.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in or incorporated by reference in this prospectus, to evaluate an investment in the securities offered by this prospectus. The risks and uncertainties described below are those that we currently believe may materially affect our company. Other risks and uncertainties that we do not presently consider to be material or of which are not presently aware may become important factors that affect our company in the future. If any of the risks discussed below actually occur, our business, financial condition, operating results, cash flows or prospects could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE A CONCENTRATED CUSTOMER BASE, AND OUR REVENUES COULD BE ADVERSELY AFFECTED IF WE LOSE ANY OF OUR LARGEST CUSTOMERS, OR IF THEY ARE UNABLE TO PAY AMOUNTS DUE US.

During the three months ended April 30, 2004, two of our customers, Barnes & Noble, Inc. and Borders Group, Inc., accounted for approximately 29.4% and 16.1% of our total revenues, respectively. During fiscal year ended January 31, 2004, Barnes & Noble, Inc. and Borders Group, Inc., accounted for approximately 29.8% and 16.9% of our total revenues, respectively. Substantially all of our products and services are supplied under arrangements that may be cancelled without cause on short notice and that generally do not require our customers to make minimum purchases. Consequently, our customers are generally permitted to obtain services from other providers without further obligation to us. The concentration of revenues derived from our largest customers also exposes us to credit risks associated with the financial viability of our customers. We believe that sales to our largest customers will continue to represent a significant percentage of our revenues. If we experience a significant reduction in business from these customers, it would result in material reduction in our revenues and negatively impact our operating profits.

WE MAY BE UNABLE TO COMPLY WITH COVENANTS CONTAINED IN OUR CREDIT FACILITIES, WHICH COULD RESULT IN THE IMPAIRMENT OF OUR WORKING CAPITAL AND AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

On October 30, 2003, we entered into a three-year revolving and term loan credit facility with Wells Fargo Foothill, Inc. consisting of up to $45.0 million of revolving loans, which enables us to borrow from time to time subject to the satisfaction of conditions and to other limitations, and a $5.0 million term loan. This credit facility is secured by collateral consisting of substantially all of our assets. At the same time, we entered into a $15.0 million term loan facility with Hilco Capital and certain other lenders, which is secured by a junior lien on the same collateral. At July 31, 2004, the outstanding principal balance under these credit facilities was approximately $2.0 million. To maintain the right to borrow revolving loans and avoid a default under these credit facilities, we are required to comply with various financial and operating covenants and maintain sufficient eligible assets to support revolving loans pursuant to a specified borrowing base. Our ability to comply with these covenants or maintain sufficient eligible assets can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will continue to comply with these covenants or maintain sufficient eligible assets in the future. A breach of any of these covenants or the failure to maintain sufficient eligible assets could result in a default under these credit facilities. If we default, our revolving lender will no longer be obligated to extend revolving loans to us, and both lenders could declare all amounts outstanding under their credit facilities, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure that indebtedness. The results of such actions would have a significant negative impact on our results of operations and financial condition.

We may be unable to extend these credit facilities when they mature or to replace them with additional debt or equity financing on terms acceptable to us, or at all. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock, which would result in dilution to our existing shareholders.

A PORTION OF OUR BUSINESS DEPENDS ON CURRENT SALES REBATE PROGRAMS, AND OUR RESULTS OF OPERATION COULD BE ADVERSELY AFFECTED IF THESE PROGRAMS WERE DISCONTINUED OR MATERIALLY MODIFIED.

The process of collecting rebates and other incentive payments offered by magazine publishers is an integral part of our business. Magazine publishers are not under long-term contractual obligations to continue these incentive programs. Moreover, some retailers purchase magazines at discounted prices instead of receiving rebate payments. If the current industry rebate practice were to significantly diminish in popularity, either as a result of decisions by publishers or retailers, we would experience a reduction in our operating profits.

A DISRUPTION IN THE OPERATIONS OF OUR KEY SHIPPERS COULD CAUSE A DECLINE IN OUR SALES OR A REDUCTION IN OUR EARNINGS.

We are dependent on commercial freight carriers, primarily Federal Express, to deliver our products. If the operations of these carriers are disrupted for any reason, we may be unable to deliver our products to our customers on a timely basis. If we cannot deliver our products in an efficient and timely manner, our revenues and operating profits could suffer.

WE CONDUCT A GROWING PORTION OF OUR BUSINESS INTERNATIONALLY, WHICH PRESENTS ADDITIONAL RISKS OVER AND ABOVE THOSE ASSOCIATED WITH OUR DOMESTIC OPERATIONS.

Approximately 9.6% of our total revenue in the fiscal year ended January 31, 2004, and approximately 12.2% of our total revenue in the three months ended April 30, 2004, was derived from the export of U.S. publications to overseas markets, primarily in the United Kingdom and Australia. In addition, approximately 12.0% of our domestic distribution, net of actual returns, for the fiscal year ended January 31, 2004, and 15.1% of our domestic distribution, net of actual returns, for the three months ended April 30, 2004, consisted of the domestic distribution of foreign publications imported for sale to U.S. markets. The import and export of magazines presents additional risks inherent in conducting business internationally including:

         -        unexpected changes in regulatory requirements;

         -        import and export restrictions;

         -        tariffs and other trade barriers;

         -        differing technology standards;

         -        resistance from retailers to our business practices;

         -        employment laws and practices in foreign countries;

         -        political instability;

         -        fluctuations in currency exchange rates;

         -        imposition of currency exchange controls; and

         -        potentially adverse tax consequences.

Any of these risks could adversely affect revenue and operating profits of our international operations.

WE DEPEND ON ACCESS TO ACCURATE INFORMATION ON RETAIL SALES OF MAGAZINES IN ORDER TO OFFER CERTAIN SERVICES TO OUR CUSTOMERS, AND WE COULD LOSE A SIGNIFICANT COMPETITIVE ADVANTAGE IF OUR ACCESS TO SUCH INFORMATION WERE DIMINISHED.

We use information concerning the retail sales of single copy magazines to:

         - compare the revenue potential of various front-end fixture designs to assist our customers to select designs which appear to maximize sales in the front-end;

         - identify sales trends at individual store locations permitting us to provide just in time inventory replenishment and prevent stock outs; and,

         - offer both retailers and publishers information services, such as ICN and Cover Analyzer, and customized sales reporting.

We gain access to this information principally through contractual relationships with A.C. Neilsen & Company and Barnes & Noble, Inc. We also obtain a significant amount of information in connection with our rebate claim submission services. Our access to information could be restricted as a result of the inability of any of our data partners to supply information to us or as a result of the discontinuation or substantial modification of the current incentive payment programs. If our access to information were reduced, the value of our information and design services could materially diminish and our publisher and retailer relationships could be negatively impacted.


UNDER OUR ADVANCE PAY PROGRAM, WE ACQUIRE THE RIGHTS OF OUR CUSTOMERS TO RECEIVE INCENTIVE PAYMENTS FROM PUBLISHERS, AND WE COULD BE MATERIALLY HARMED IF THE PUBLISHERS WERE UNABLE TO MAKE THE PAYMENTS TO US.

The amounts payable to us as a result of our right to receive incentive payments varies significantly during our fiscal quarter. In some cases, we assume the risk otherwise borne by our customers that publishers will refuse or be unable to pay incentive payments. Moreover, it is possible that our acquisition of these rights could be re-characterized as a financing transaction rather than as a true sale, in which case we may be treated as a creditor of our customer in any bankruptcy proceeding involving the customer. Consequently, we bear a risk in the case of any bankruptcy proceeding involving our customer that we would not receive a substantial portion of the payments due to us or that we may be required to disgorge some amounts previously received under our Advance Pay Program. We maintain a reserve for such contingencies, but these reserves may be inadequate. If our reserve is inadequate, we could experience a material reduction in our operating profits.

WE PARTICIPATE IN HIGHLY COMPETITIVE INDUSTRIES AND COMPETITIVE PRESSURES MAY RESULT IN A DECREASE IN OUR REVENUES AND PROFITABILITY.

Each of our business groups faces significant competition. Our Magazine Fulfillment group distributes magazines in competition with a number of national and regional companies, including Anderson News Company, Hudson News Company, Chas. Levy Company LLC, News Group and Ingram Book Group. It is possible that there could be other entrants into the fulfillment industry such as publishers or printers. Our In-Store Services group has a substantial number of direct competitors for its claims submission program, and it competes with other manufacturers in our display fixture business. Our Wood Manufacturing group competes in a highly fragmented industry with a significant number of direct competitors.

In addition, some of our information and management services may be performed directly by publishers and other vendors, retailers or distributors. Other information service providers, including A.C. Nielsen Company, Information Resources and Audit Bureau of Circulations, also collect sales data from retail stores. If these service providers were to compete with us, given their experience in collecting information and their industry reputations, they could be formidable competitors.

Some of our existing and potential competitors have substantially greater resources and greater name recognition than we do with respect to the market or market segments they serve. Because of each of these competitive factors, we cannot be certain that we will be able to compete successfully in this market with existing or new competitors. Competitive pressures may result in a decrease in the number of customers we serve, a decrease in our revenues or a decrease in our operating profits.

OUR STRATEGY INCLUDES MAKING ADDITIONAL ACQUISITIONS THAT INCREASE THE RISKS OF OUR BUSINESS.

Making additional strategic acquisitions is a part of our strategy. Our ability to make acquisitions will depend upon our identifying attractive acquisition candidates and, if necessary, obtaining financing on satisfactory terms. Acquisitions, including those that we have already made, may increase certain risks. These include the following:

         - we may be entering markets in which we have limited experience;

         - the acquisitions may be potential distractions to management and may divert company resources and managerial time;

         - it may be difficult to integrate an acquired business's financial, computer, payroll and other systems into our own;

         - we may have difficulty implementing additional controls and information systems appropriate to a growing company;

         - we may have unanticipated liabilities or contingencies from an acquired business;

         - we may have reduced earnings due to amortization expenses, goodwill impairment charges, increased interest costs and costs related to the acquisition and its integration;

         - we may not be able to retain management and other key personnel of an acquisition; and

         - we may impair relationships with an acquisition's employees, suppliers or customers by changing management.

For example, in connection with our 2001 acquisition of a magazine distribution company, we recorded in fiscal year 2002 an asset impairment charge totaling $78.1 million.

Furthermore, we may pay for acquisitions using our common stock, which would dilute our shareholders' ownership interests, and we may pay more than an acquisition's tangible net worth. If we are unsuccessful in meeting the challenges arising out of our acquisitions, our business, financial condition and future results could be materially harmed.

OUR OPERATIONS COULD BE DISRUPTED IF OUR INFORMATION SYSTEMS FAIL, CAUSING INCREASED EXPENSES AND LOSS OF SALES.

Our business depends on the efficient and uninterrupted operation of our computer and communications software and hardware systems, including our replenishment and order regulation systems, ICN and our other information technology. If our systems were to fail, our operations and financial results could be adversely affected. In addition, we must effectively expand the capacity of our information technology to accommodate our anticipated growth or our operations could suffer. We have formal disaster recovery plans in place. However, these plans may not be entirely successful in preventing delays or other complications that could arise from information systems failure and if they are not successful, our business interruption insurance may not adequately compensate us for losses that may occur.

WE DEPEND ON THE INTERNET TO DELIVER SOME OF OUR SERVICES, AND THE USE OF THE INTERNET EXPOSES US TO INCREASED RISKS.

Many of our operations and services, including our replenishment and order regulation systems, PIN, ICN and our other information technology, involve the transmission of information over the Internet. Our business therefore depends in part on the reliability of Internet service providers, which from time to time have operational problems and experience service outages. In addition, Internet usage makes us more vulnerable to unauthorized access, computer viruses and other disruptive problems, including security breaches by computer hackers, despite our implementation of security measures. Any of the foregoing could adversely affect our ability to operate our business.

WE DEPEND ON THE EFFORTS OF CERTAIN KEY PERSONNEL THE LOSS OF WHOSE SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We depend upon the services of our chief executive officer and chief operating officer and their relationships with our customers and other third parties. The loss of these services or relationships could adversely affect our business and the implementation of our growth strategy. This in turn could materially harm our financial condition and future results. Although we have employment agreements with each of our chief executive officer and chief operating officer, the services of these individuals may not continue to be available to us. We carry key person life insurance on the lives of both of our chief executive officer and chief operating officer. We face competition for personnel from other companies.

                       RISKS RELATING TO OUR COMMON STOCK

OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR SHAREHOLDERS.

Our common stock is currently traded on the Nasdaq National Market. Our average daily trading volume for the three month period ending August 25, 2004 was approximately 125,545 shares. In the future, we may experience more limited daily trading volume. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $8.01 to $13.85 for the 52-week period ending August 25, 2004. Broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. The trading price of our common stock could be affected by a number of factors, including, but not limited to, announcements of new services, additions or departures of key personnel, quarterly fluctuations in our financial results, changes in analysts' estimates of our financial performance, general conditions in our industry and conditions in the financial markets and a variety of other risk factors, including the ones described elsewhere in this prospectus. Periods of volatility in the market price of a company's securities sometimes result in securities class action litigation. If this were to happen to us, such litigation would be expensive and would divert management's attention. In addition, if we needed to raise equity funds under adverse conditions, it would be difficult to sell a significant amount of our stock without causing a significant decline in the trading price of our stock.

OUR STOCK PRICE MAY DECLINE IF ADDITIONAL SHARES ARE SOLD IN THE MARKET AFTER THIS OFFERING.

Future sales of substantial amounts of shares of our common stock by our existing shareholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue up to 4,510,482 additional shares upon exercise of previously granted options and warrants that are outstanding as of August 17, 2004. Increased sales of our common stock in the market, including those issued upon exercise of currently outstanding options, could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

WE HAVE LIMITATIONS ON CHANGES OF CONTROL THAT COULD REDUCE YOUR ABILITY TO SELL OUR SHARES AT A PREMIUM.

Our articles of incorporation and by-laws contain provisions that could reduce the likelihood of a change of control or acquisition of our company. This could limit your ability to sell your shares at a premium or otherwise affect the price of our common stock. These provisions:

         -        provide for a classified board of directors;

         - permit our board to issue up to two million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of that preferred stock;

         - permit our board to issue up to 40 million shares of common stock;

         - permit our board to increase its own size and fill the resulting vacancies;

         - limit the removal of directors by the shareholders to removal for cause;

         - limit the persons who may call special meetings of shareholders; and

         - establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted on by shareholders at shareholders meetings.

                            SELLING SECURITY HOLDERS

The following table sets forth as of August 17, 2004 certain information concerning the ownership of our common stock by the selling shareholders.

The information presented below is based upon information supplied by the selling shareholders and has not been independently verified by us. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of SEC and generally includes all shares over which the subject person has or shares voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are treated as outstanding for the purpose of computing the percentage ownership of the subject person.

As of August 17, 2004, there were 22,384,323 shares of our common stock outstanding.

                                           BENEFICIAL OWNERSHIP                                 BENEFICIAL OWNERSHIP
                                          PRIOR TO THIS OFFERING                                 AFTER THIS OFFERING
                                          ----------------------            NUMBER OF            -------------------
                                           NUMBER OF                         SHARES             NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER        SHARES    PERCENTAGE        BEING OFFERED(1)          SHARES   PERCENTAGE
------------------------------------        ------    ----------        ----------------         ------    ----------

Hilco Capital LP                            277,334     1.2%                   277,334                  --        *
 One Northbrook Place
 5 Revere Drive, Suite 202
 Northbrook, Illinois  60062

Goldman, Sachs & Co.                         64,360     *                       61,333               3,027        *
 85 Broad Street
 28th Floor
 New York, New York 10004

Highbridge/Zwirn                             61,333     *                       61,333                  --        *
 Special Opportunities Fund, LP
 9 West 7th Street, 27th Floor
 New York, New York 10019

----------------------------------
* less than 1%

(1) We have no assurance that the selling shareholders will sell any of the shares offered hereby.

                              PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledges, donees, transferees or other successors in interest, may sell the shares of common stock. These sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common may be sold in one or more of the following types of transactions:

- a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock, or position, and sell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

- an exchange distribution in accordance with the rules of such exchange or market; and

- ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the re-sales.

In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities under the Securities Act.

In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                             DESCRIPTION OF WARRANTS

On October 30, 2003, we issued to Hilco Capital, LP a warrant to purchase up to 400,000 shares of our common stock. Subsequently, Hilco Capital assigned a portion of its warrants to Highbridge/Zwirn Special Opportunities Fund, LP and Goldman, Sachs & Co. The following summary description of the warrants sets forth some general terms and provisions of the warrants, but the summary is not complete and is qualified in its entirety by reference to the warrants, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. In the event of any conflict between this description and the text of the warrants, the text of the warrants will govern.

NUMBER OF SHARES

Subject to the adjustments described below, up to 400,000 shares may be issued on exercise of the warrants.

EXERCISE PERIOD

The warrants may be exercised at any time until 5:00 p.m., New York City time, on October 30, 2008.

EXERCISE PRICE AND OTHER TERMS

The warrants entitle their holders to purchase shares of our common stock at a price per share equal to $8.04, subject to the adjustments described below. The holders of the warrants are able to exercise the warrants, in whole or part, by delivering to us the certificate representing the warrants, the election to purchase properly completed and executed and payment of the aggregate exercise price for the number of shares of our common stock as to which the warrants are being exercised.

Payment of the exercise price may be made as follows or by any combination of the following:

         - in United States currency by cash or delivery of a certified check or bank draft payable to our order or by wire transfer to our account;

         - by cancellation of all or any part of the unpaid principal amount of indebtedness owed by us to the holder in an amount equal to the exercise price;

         - by cancellation of the number of shares of our common stock otherwise issuable to the holder upon exercise as is specified in its election, such that the excess of the aggregate market value of such specified number of shares on the date of exercise over the portion of the exercise attributable to such shares shall equal the exercise price attributable to the shares of common stock to be issued upon such exercise, which will reduce the number of shares issuable upon exercise of the warrant by such specified number; or

         - by surrender to us for cancellation certificates representing shares of our common stock owned by the holder having a market price on the date of exercise equal to the exercise price.

The warrants may be exercised in whole or in part at the applicable exercise price until the expiration date, as described above. No fractional shares of our common stock will be issued upon the exercise of the warrants. We will pay a cash adjustment instead of fractional shares equal to the product of the fractional amount multiplied by the market per share of our common stock on the exercise date.

Upon exercise of the warrants, we will deliver a stock certificate representing the number of shares that were exercised under the warrants. The certificate will issued and delivered as soon as practicable after the warrants are exercised. If the warrants are not fully exercised, we will execute new warrants exercisable for the remaining shares and deliver the new warrants at the same time as the stock certificate for the exercised shares.

ADJUSTMENTS

The exercise price of vested warrants and the number of shares of common stock purchasable upon the exercise of vested warrants may be subject to adjustment in certain situations, including the following:

         - Upon any dividend or distribution of our common stock to the holders of common stock, stock split or other subdivision of the outstanding shares of our common stock or the combination of the outstanding shares of our common stock into a smaller number of shares, the exercise price and number of shares of our common stock issuable upon exercise of the warrants shall be increased or decreased proportionately as appropriate.

         - Upon the issuance of any additional shares of our common stock, or any securities exercisable or convertible into our common stock, at a price per share less than the then current market value, the exercise price and number of shares of common stock issuable upon exercise of the warrants shall be increased or decreased as appropriate; provided, however, that no adjustment will made on issuance of shares of our common stock or other securities under our stock option plans or upon exercise of outstanding securities exercisable or convertible into our common stock; and

         - Upon any (1) capital reorganization or reclassification of common stock issuable upon exercise of the warrants, (2) consolidation or merger with or into another corporation (other than a consolidation or merger in which we are the surviving corporation and the common stock is not reclassified or exchanged) or (3) transfer of all or substantially all of our property or assets, an adjustment will be made to enable the warrant holder to receive the kind and number of shares and/or other securities and/or property (including cash) that the holder would have been entitled to receive had the holder exercised the warrants immediately prior to such reclassification, consolidation, merger, or transfer.

WARRANT HOLDER NOT A SHAREHOLDER

The warrants do not entitle the holder to any rights as a shareholder nor is the holder subject to any liability as a shareholder.

TRANSFER, EXCHANGE AND EXERCISE

The warrants may be presented for transfer, exchange or exercise on or prior to their expiration date.

We will not impose a charge for any exercise, exchange or transfer of the warrants.

Any issuance by us of shares of common stock upon exercise of the warrants will made pursuant to an exemption from the registration requirements of the Securities Act; however, resales must be made pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act.

REGISTRATION RIGHTS

The holders of the warrants and the common stock issuable upon exercise of the warrants are entitled to the benefits of a warrantholder rights agreement relating to the warrants. This prospectus is part of a shelf registration statement that we filed to meet our obligations under the warrantholder rights agreement to register the shares of our common stock issuable on exercise of the warrants

A holder of warrants or the underlying common stock that sells such securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the warrantholder rights agreement which are applicable to such holder.

We will give notice of the effectiveness of the shelf registration statement to all holders who have provided us with the selling securityholder notice and questionnaire. Each holder must complete the notice and questionnaire in order to be named as a selling securityholder in the prospectus and prior to any intended distribution of securities pursuant to the shelf registration statement. If we receive completed questionnaires from holders after the effectiveness of the shelf registration statement, we will, as promptly as practicable, file amendments or supplements to the registration statement naming those holders as selling securityholders, thereby allowing them to sell their securities under the registration statement. Any use of the registration statement by selling securityholders is, however, subject to our right to suspend use of the prospectus under certain circumstances.

We will pay all registration expenses of the shelf registration, provide each holder that is selling securities covered by this registration statement pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the securities. Selling securityholders remain responsible for all selling commissions and discounts.

                                  LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Douglas J. Bates, Esq., our General Counsel.

                                     EXPERTS

The consolidated financial statements of Source Interlink Companies, Inc. incorporated by reference in this prospectus and in the registration statement of which it is a part have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are included in reliance upon such report given upon authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

                  SEC registration fee......................   $    454.00
                  Printing expenses.........................   $    250.00
                  Legal fees and expenses...................   $ 15,000.00
                  Accounting fees and expenses..............   $  5,000.00
                  Miscellaneous.............................   $  5,000.00
                                                               -----------
                  Total.....................................   $ 25,704.00
                                                               -----------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 351.55 of the Missouri General and Business Corporation Law and Article Eight of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees in a variety of circumstances, which may include liabilities under the Securities Act. The Registrant also maintains directors' and officers' liability insurance.

The Warrantholder Rights Agreement dated as of October 30, 2003 among the Registrant and the selling shareholders provides for indemnification by the selling shareholders of the Registrant, each of its directors, each of its officers who signed the Registration Statement and each person who controls the Registrant within the meaning of the Securities Act from certain liabilities under the Securities Act.

The Company has entered into an indemnification agreement with its directors and certain of its executive officers. The form of indemnity agreement provides that such persons will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of such person's services as a director or executive officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

ITEM 16.  EXHIBITS

See Exhibit Index.

ITEM 17.  UNDERTAKINGS.



(a) The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;


          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bonita Springs, State of Florida, on the 30th day of August, 2004.

                          Source Interlink Companies, Inc.

                          By:  /s/ S. Leslie Flegel
                               ------------------------------------------------
                               S. Leslie Flegel, Chairman and Chief Executive Officer


                                POWER OF ATTORNEY


We, the undersigned directors and officers of Source Interlink Companies, Inc., do hereby constitute and appoint Marc Fierman and Douglas J. Bates, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Source Interlink Companies, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                            TITLE                                   DATE



/s/ S. Leslie Flegel                Director, Chairman and Chief Executive Officer      August 30, 2004
---------------------------         (principal executive officer)
S. Leslie Flegel



/s/ Marc Fierman                    Chief Financial Officer                             August 30, 2004
---------------------------         (principal financial and accounting officer)
Marc Fierman



/s/ James R. Gillis                 Director, President and Chief Operating Officer     August 30, 2004
---------------------------
James R. Gillis



/s/A. Clinton Allen                 Director                                            August 30, 2004
---------------------------
A. Clinton Allen



/s/ Harry L. "Terry" Franc, III     Director                                            August 30, 2004
------------------------------
Harry L. "Terry" Franc, III



/s/ Aron Katzman                    Director                                            August 30, 2004
---------------------------
Aron Katzman




/s/ Allan R. Lyons                  Director                                            August 30, 2004
---------------------------
Allan R. Lyons



/s/ Randall S. Minix                Director                                            August 30, 2004
---------------------------
Randal S. Minix



/s/ Kenneth F. Teasdale             Director                                            August 30, 2004
---------------------------
Kenneth F. Teasdale

                                  EXHIBIT INDEX

     EXHIBIT
      NUMBER                       DESCRIPTION
--------------   ---------------------------------------------------------------

      4.2(a) Form of Warrant Agreement issued pursuant to a Loan Agreement dated as of October 30, 2003, by and between Source Interlink
                  Companies, Inc., its subsidiaries and Hilco Capital, LP, as agent, as amended and restated.

      5.1(a)      Opinion of Douglas J. Bates

      23.1(a)     Consent of BDO Seidman LLP

      23.2        Consent of Douglas J. Bates (included in Exhibit 5.1)

      24.1 Power of Attorney (included on the signature page of the registration statement of which this Exhibit Index is a part)

-------------------

(a)    Filed herewith.